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                       PREFERRED STOCK PURCHASE AGREEMENT

                                     BETWEEN

                             SPACEHAB, INCORPORATED

                                       AND

                          DAIMLERCHRYSLER AEROSPACE AG


                           Dated as of July 26, 1999




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PREFERRED STOCK PURCHASE AGREEMENT dated as of August 2, 1999 (together with all exhibits and schedules, the "Purchase Agreement") by and among Spacehab, Incorporated, a Washington corporation (the "Company", which term shall also include successors and assigns), and DaimlerChrysler Aerospace AG, a German corporation ("Purchaser", which term shall also include successors and assigns).

                               WI T N E S S E T H:
                               -------------------

     In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. SALE AND PURCHASE

     1.1  Issuance of Shares.

     The Company will authorize the issuance (i) on the Initial Closing Date (as hereinafter defined) of 975,000 shares (the "Initial Shares") of Series B Senior Convertible Preferred Stock, $0.01 par value per share (the "Preferred Stock") and (ii) on the Second Closing Date (as hereinafter defined) of an additional 358,334 shares (the "Subsequent Shares") of Preferred Stock. The Initial Shares and the Subsequent Shares being acquired under this Purchase Agreement are herein collectively referred to as the "Shares" and shall contain all the rights and privileges as more fully set forth in the Designation of Rights, Terms and Preferences to the Articles of Incorporation adopted by the Company in the form attached hereto as Exhibit A (the "Certificate of Designations").

     1.2  The Closings.

     (a) The Company agrees to sell to Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, Purchaser agrees to purchase from the Company, the Initial Shares for the aggregate purchase price of $8,775,000, or $9.00 per Share (the "Purchase Price"). No further payment shall be required from the Purchaser for the Initial Shares.

     (b) The closing of the purchase and sale of the Initial Shares purchased by the Purchaser (the "Initial Closing") will take place at the offices of Dorsey & Whitney LLP in Washington, D.C., at 10:00 A.M., Eastern Standard time, on August 5, 1999 or such other time and date as shall be mutually agreed to by the Company and the Purchaser. Such time and date are herein referred to as the "Initial Closing Date".

     (c) The Company agrees to sell to Purchaser and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein or made pursuant hereto, Purchaser agrees to purchase from the Company, the Subsequent Shares for the aggregate Purchase Price of $3,225,006, or $9.00 per Share. No further payment shall be required from the Purchaser for the Subsequent Shares.

     (d) The closing of the purchase and sale of the Subsequent Shares purchased by the Purchaser (the "Second Closing") will take place at the offices of Dorsey & Whitney LLP in

Washington, D.C., at 10:00 A.M., Eastern Standard time, on the day which is five
(5) Business Days after the shareholders of the Company approve the Amendment (as hereinafter defined) or such other time and date as shall be mutually agreed to by the Company and the Purchaser. Such time and date are herein referred to as the "Second Closing Date".

     (e) At each Closing (i) the Company will deliver to Purchaser a certificate registered in Purchaser's name (or in any such other name as Purchaser may request) evidencing the Shares being purchased at such Closing, and (ii) upon Purchaser's receipt thereof, Purchaser will deliver to the Company by wire transfer of immediately available funds an aggregate amount equal to the Purchase Price of such Shares.

SECTION 2. DEFINITIONS

     (a) For purposes of this Purchase Agreement, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate," when used with respect to any Person, means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling", "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, for purposes of this definition, neither the execution of this Purchase Agreement and the Other Transaction Documents (or the existence of any other agreement or arrangement between the Company and Purchaser), nor the holding of any of the Shares (or the exercise of any such rights, including without limitation electing a director to the Board of the Company), shall cause Purchaser (or such nominated director or observer of any person related to such Person) to be deemed to be an "Affiliate" of the Company or of any Subsidiary.

     "Amendment"   means  the   amendment  to  the  Articles  of   Incorporation
contemplated by Section 8.2 below.

     "Articles of Incorporation" means the Restated Articles of Incorporation of
the  Company  dated  January  8,  1998,  as  amended  by  the   Certificate   of
Designations.

     "Benefit Plan" means any Plan, existing on the Closing Date or established prior thereto, to which contributions have at any time been made by the Company or any Subsidiary, or any predecessor of any of the foregoing, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

     "Board" means, with respect to any Person which is a corporation, a business trust or other entity, the board of directors or other group, however designated, which is charged with legal responsibility for the management of such Person, or any committee of such board of directors or


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group,  however  designated,  which is  authorized to exercise the power of such board or group in respect of the matter in question.

     "Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for business.

     "Certificate of Designations" has the meaning set forth in Section 1.1 hereof.

     "Closing"means the Initial Closing or the Subsequent Closing, as the case may be.

     "Closing Date" means the Initial Closing Date or the Subsequent Closing Date, as the case may be.

     "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretations thereunder.

     "Collaboration Agreement" has the meaning set forth in Section 3.1(b) hereof.

     "Commission" means the United States Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Exchange Act.

     "Common Stock" of the Company or of a Subsidiary (as the case may be) shall mean the Company's or the Subsidiary's (as the case may be) presently authorized Common Stock, and any stock into which such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any Common Stock of the Company or of a Subsidiary (as the case may be) of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Company or a Subsidiary (as the case may be) or which has ordinary voting power for the election of directors of the Company or of a Subsidiary (as the case may be).

     "Company" means Spacehab, Incorporated, a Washington corporation, and its successors and assigns.

     "Consents" has the meaning set forth in Section 5.4 hereof.

     "Consolidated" or "consolidated" when used with reference to any financial term in this Purchase Agreement, means the aggregate for the Company and its Subsidiaries of the amounts signified by such term for all such Persons, with intercompany items eliminated, and, with respect to net worth, after eliminating the portion of net worth properly attributable to minority interests, if any, in the capital of any such Person (other than in the capital of the Company) and otherwise as determined in accordance with GAAP (except as otherwise expressly provided herein).

     "Disclosure Material" has the meaning set forth in Section 5.5(a) hereof.


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


     "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law or any Environmental Permit by any person (including but not limited to any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law,
(ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

     "Environmental Laws" means all current and future, federal, state, local, foreign, civil and criminal laws, statutes, ordinances, orders, codes, Environmental Permits, rules, policies, and regulations and common law relating to the protection of the environment and human health or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials, including but not limited to the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss. 651; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; and all the state analogues thereto, all as may be amended or superseded from time to time.

     "Environmental Permits" means all permits, licenses, approvals, authorizations or consents required by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, the Company or any Subsidiary, or any predecessor of any of the foregoing.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and interpretations thereunder.

     "GAAP"  means  United  States  generally  accepted  accounting   principles
consistently applied.


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


     "Governmental Authority" means any federal, state, local or county governmental agency, department, board, commission, instrumentality or authority (including regulatory authority) of the United States or any foreign nation or any self regulatory organization having jurisdiction over the Company (or any Subsidiary) or any of their respective assets or businesses.

     "Hazardous Materials" means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos containing materials, pesticides, lead and lead containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation (including radon and electromagnetic frequency radiation); and any chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law.

     "Initial Closing" has the meaning set forth in Section 1.2(b) hereof.

     "Initial Closing Date" has the meaning set forth in Section 1.2(b) hereof.

     "Initial Shares" has the meaning set forth in Section 1.1 hereof.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against the assignor), any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute and any agreement to give or make any of the foregoing.

     "Material Adverse Effect" means any event, matter, condition or circumstance which (i) has or could reasonably be expected to have a material adverse effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of (x) any Subsidiary of the Company which, as of the date any determination is made as to the existence of a Material Adverse Effect, contributed twenty-five percent (25%) of the Company's consolidated revenues for the prior fiscal year or (y) the Company on a consolidated basis or (ii) has or could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Purchase Agreement or the Other Transaction Documents.

     "Other Transaction Documents" means, collectively, the Certificate of Designations, the Amendment, the Collaboration Agreement, the Registration Rights Agreement and a side letter from Dr. Shelley A. Harrison of the Company to Dr. Manfred Bischoff and Mr. Josef Kind of Purchaser (each as amended, modified or supplemented from time to time) and any other documents, agreements, instruments or certificates contemplated hereby or thereby.


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     "Person"   or  "person"   means  an   individual,   corporation,   company,
partnership,   firm,   association,   joint   venture,   trust,   unincorporated
organization, government, governmental body, agency, political subdivision or other entity.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Purchase Agreement" has the meaning set forth in the first paragraph hereof.

     "Purchase Price" has the meaning set forth in Section 1.2(a) hereof.

     "Purchaser" has the meaning set forth in the first paragraph hereof.

     "Purchaser Director" has the meaning set forth in Section 8.1(a) hereof.

     "Qualified Holder" has the meaning set forth in Section 7.1 (b) hereof.

     "Release"  means  any  spilling,   leaking,  pumping,  pouring,   emitting,
emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the environment.

     "Rule 144" means (i) Rule 144 under the Securities Act as such Rule is in effect from time to time, and (ii) any successor rule, regulation or law, as in effect from time to time.

     "Rule 144A" means (i) Rule 144A under the Securities Act as such Rule is in effect from time to time and (ii) any successor rule, regulation or law, as in effect from time to time.

     "Rule 144 Transaction" means a transfer of Common Stock (A) complying with Rule 144 under the Securities Act as such Rule is in effect on the date of such transfer (but not including a sale other than pursuant to a "brokers transaction" as defined in clauses (1) and (2) of paragraph (g) of such Rule as in effect on the date hereof) and (B) occurring at a time when Common Stock are registered pursuant to Section 12 of the Exchange Act (or any successor to such Section).

     "Second Closing" has the meaning set forth in Section 1.2(d) hereof.

     "Second Closing Date" has the meaning set forth in Section 1.2(d) hereof.

     "Secretary of State" means the Secretary of State of the State of Washington.

     "Securities Act" means the United States Securities Act of 1933, as amended from time to time, and the rules, regulations and interpretations thereunder.


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     "SEC Documents" has the meaning set forth in Section 5.5(d) hereof.

     "Series A Designation" means the Certificate of Designation of Rights, Terms and Preferences of Series A Junior Participating Preferred Stock of the Company dated March 26, 1999.

     "Shares" has the meaning set forth in Section 1.1 hereof.

     "Site" means any of the real properties currently or previously owned, leased or operated by the Company, any Subsidiary, any predecessors of the Company or any Subsidiary, or any entities previously owned by the Company or any Subsidiary, including all soil, subsoil, surface waters and groundwater thereat.

     "Subsequent Shares" has the meaning set forth in Section 1.1 hereof.

     "Subsidiary" with respect to any Person, means any corporation, association or other entity controlled by such Person. For purposes of this definition, "control" with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The term "Subsidiary" or "Subsidiaries" when used herein without reference to any particular Person, means a Subsidiary or Subsidiaries of the Company which may now or hereafter exist.

     (b) For all purposes of this Purchase Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Purchase Agreement as a whole and not to any particular Section or other subdivision;

          (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (except as otherwise expressly provided herein);

          (iii) all computations provided for herein shall be made in accordance with GAAP (except as otherwise expressly provided herein);

          (iv) any uses of the masculine, feminine or neuter gender shall also be deemed to include any other gender, as appropriate,

          (v) all references herein to actions by the Company or any Subsidiary, such as "create," "sell," "transfer," "dispose of," etc., means such action, whether voluntary or involuntary, by operation of law or otherwise,

          (vi) the exhibits and schedules to this Purchase Agreement shall be deemed a part of this Purchase Agreement,


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          (vii)  each  of the  representations  and  warranties  of the  Company contained in Section 5 hereof is separate and is not limited,  qualified or
     modified  by  the  existence,   wording  or   satisfaction   of  any  other
     representation or warranties of the Company in Section 5 or otherwise,

          (viii) each of the covenants of the Company contained in Sections 7 and 8 hereof or otherwise contained in the Other Transaction Documents is separate and is not limited or satisfied by the existence, wording or satisfaction of any other covenant of the Company in Sections 7 or 8 or otherwise; and

          (ix) all references herein (in covenants or otherwise) to any action(s) which are to be taken (or which are prohibited from being taken) by any Person, the Company or any Subsidiary shall apply to such Person, the Company or such Subsidiary, as the case may be, whether such action is taken directly or indirectly.

SECTION 3. CONDITIONS TO CLOSING

     The Purchaser's obligation to purchase the Shares hereunder at a Closing is subject to satisfaction of the following conditions at or prior to such Closing (any of which may be waived by the Purchaser).

     3.1  Certificate  of  Designations;   Amendment;  Collaboration  Agreement;
Registration Rights Agreement.

     (a) The Articles of Incorporation of the Company shall have been duly amended by the filing of the Certificate of Designations (and, in the case of the Second Closing, by the Amendment).

     (b) The Company and the Purchaser shall have entered into a Strategic Collaboration Agreement relating to certain areas of mutual technological interest dated the date hereof (the "Collaboration Agreement") in the form attached hereto as Exhibit B.

     (c) The Company and the Purchaser shall have entered into a Registration Rights Agreement dated the date hereof ( the "Registration Rights Agreement") in the form attached hereto as Exhibit C.

     3.2 Accuracy of Representations and Warranties.

     The representations and warranties of the Company herein or in any Other Transaction Document or in any certificate or document delivered pursuant hereto or thereto shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date (after giving effect to the transactions contemplated by this Purchase Agreement).


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


     3.3 Compliance with Agreements.

     The Company shall have performed and complied with all agreements, covenants and conditions contained in this Purchase Agreement, the Other Transaction Documents and any other document contemplated hereby or thereby which are required to be performed or complied with by the Company on or before the Closing Date.

     3.4 Certificates.

     Purchaser shall have received from the Company the following:

     (a) a certificate dated the Closing Date and signed by the Chairman or President and by the Secretary or Assistant Secretary of the Company, to the effect set forth in Exhibit D-1 hereto certifying as to the fulfillment of the conditions contained in this Section 3;

     (b) a certificate dated the Closing Date and signed by the Chairman or President and by the Secretary or Assistant Secretary of the Company, to the effect set forth in Exhibit D-2 hereto, having attached thereto the following:

          (i) certified copies of the resolutions duly adopted by the Board of the Company authorizing the execution, delivery and performance of this Purchase Agreement, the Other Transaction Documents, the issuance and sale of the Shares and the consummation of all other transactions contemplated by this Purchase Agreement and the Other Transaction Documents;

          (ii) certified copies of the Articles of Incorporation of the Company and each of its Subsidiaries, all amendments thereto and the By-laws of the Company and each of its Subsidiaries, each as in effect at the Closing; and

          (iii) certificates of good standing of the Company and each of its Subsidiaries from their respective states of incorporation or organization.

     3.5 Proceedings.

     All corporate and other proceedings in connection with the transactions contemplated by this Purchase Agreement and the Other Transaction Documents, and all documents incident hereto and thereto, shall be in form and substance satisfactory to Purchaser and its counsel, and Purchaser shall have received all such originals or certified or other copies of such documents as Purchaser or its counsel may reasonably request.

     3.6 Legality: Governmental and Other Authorization.

     The purchase of and payment for the Shares shall not be prohibited by any law or governmental order, rule, ruling, regulation, release, interpretation or opinion applicable to Purchaser and shall not subject Purchaser to any penalty, tax, liability or other onerous condition. The Consents


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


set forth in Schedule 5.4 hereto have been obtained or made by the Company and shall be in full force and effect (and all such Consents shall have been delivered to Purchaser).

     3.7 No Change in Law, etc

     No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any Governmental Authority, and no legislation shall have been introduced in either House of Congress, and no investigation by any Governmental Authority shall have been commenced or threatened, and no action, suit or proceeding shall have been commenced before, and no decision shall have been rendered by, any court, other Governmental Authority or arbitrator, which, in any such case, in Purchaser's reasonable judgment could adversely affect, restrain, prevent or change the transactions contemplated by this Purchase Agreement or the Other Transaction Documents (including without limitation the issuance of the Shares) or materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company on a consolidated basis.

     3.8 Opinion of Counsel.

     The Purchaser shall have received an opinion, dated the Closing Date and addressed to Purchaser, of Dewey Ballantine LLP, counsel for the Company. Such opinion shall be in form and substance satisfactory to Purchaser and shall be to the effect set forth in Exhibit E hereto. The Company hereby instructs such counsel to prepare and deliver such opinion to Purchaser pursuant to this
Section 2.8 and agrees that Purchaser may rely on the opinion so delivered.

     3.9 Company Financial Condition; No Material Adverse Effect.

     Since March 31, 1999, no event or events shall have occurred, and no condition or conditions shall exist, which could have a Material Adverse Effect.

     3.10 Other Documents and Opinions.

     Purchaser shall have received such other documents and opinions, in form and substance satisfactory to Purchaser and its counsel, relating to matters incident to the transactions contemplated hereby, as Purchaser may reasonably request.

     3.11 Purchaser Director.

     The Purchaser Director shall upon closing be elected to the Board of Directors of the Company, and the Purchaser Director shall, upon closing, be appointed as a member of the Executive Committee of the Board.

SECTION 4. COMPANY'S CONDITIONS TO CLOSING

     The Company's obligations to issue and sell to Purchaser the Shares to be issued by it on a Closing Date are subject to satisfaction of the following conditions at Closing:

     4.1 Collaboration Agreement; Registration Rights Agreement.

     (a) The Company and the Purchaser shall have entered into the Strategic Collaboration Agreement.

     (b) The Company and the Purchaser shall have entered into the Registration Rights Agreement.

     4.2 Accuracy of Representations and Warranties.

     The representations and warranties of Purchaser in Section 6 hereof shall be correct and complete on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

     4.3 Compliance with Agreements.

     The Purchaser shall have performed and complied with all agreements, covenants and conditions contained in this Purchase Agreement, the Other Transaction Documents and any other document contemplated hereby or thereby which are required to be performed or complied with by the Purchaser on or before the Closing Date.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser as follows as of the date hereof and as of each Closing Date.

     5.1 Corporate Existence, Power and Authority.

     (a) The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation. The Company and each Subsidiary is duly qualified, licensed and authorized to do business and is in good standing in each jurisdiction in which it owns or leases any material property or in which the conduct of its business requires it to be so qualified or licensed.

     (b) No proceeding has been commenced looking toward the dissolution or merger of the Company or any Subsidiary. Except as contemplated by this Agreement, no proceeding has been commenced looking toward the amendment of the respective certificate or articles of incorporation of the Company or any Subsidiary (as the case may be). Neither the Company nor any Subsidiary is in violation in any respect of its certificate or articles of incorporation or by-laws.

     (c) The Company and each Subsidiary has all requisite power, authority (corporate and other) and legal right to own or to hold under lease and to operate the properties it owns or holds and to conduct its business as now being conducted.

     (d) The Company has all requisite power, authority (corporate and other) and legal right to execute, deliver, enter into, consummate and perform the transactions contemplated by this Purchase Agreement and each Other Transaction Document (including without limitation the issuance by the Company of the Shares). The execution, delivery and performance by the Company of this Purchase Agreement and each Other Transaction Document (including without limitation the issuance of the Shares) have been duly authorized by all required corporate and other actions. The Company has duly executed and delivered this Purchase Agreement and each Other Transaction Document and, at Closing, will duly deliver the Shares. This Purchase Agreement and each Other Transaction Document constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     5.2 Capitalization.

     (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Common Stock, par value $0.01 per share; and (ii) 1,000,000 shares of serial preferred stock, par value $0.01 per share, of which 25,000 shares were designated Series A Junior Participating Preferred Stock pursuant to the Series A Designation and, giving effect to the Certificate of Designations, 975,000 are being designated Series B Senior Convertible Preferred Stock. Following filing of the Amendment on or before the Second Closing Date, the number of shares of authorized serial preferred stock will be increased to 2,500,000, of which 1,333,334 will be designated Series B Senior Convertible Preferred Stock. Item
(a) of Schedule 5.2 sets forth the number of shares of Common Stock issued and outstanding on the Closing Date. At Closing, all of such shares of capital stock will be duly authorized and validly issued and will be outstanding and fully paid and non-assessable. No shares of preferred stock (other than the Shares being issued to Purchaser) of the Company will be issued and outstanding on either Closing Date. The Shares will, when issued, be duly authorized, validly issued, fully paid and non-assessable. None of the shares of the Company's capital stock or other securities which will be outstanding at a Closing will be subject to preemptive rights or provide the holders thereof with any preemptive rights with respect to any issuance of capital stock. On each Closing Date, no other shares of capital stock of the Company will be outstanding or held in the Company's treasury.

     (b) Except as set forth in item (b) of Schedule 5.2, and except for Common Stock issuable upon conversion of the Shares (the "underlying Common Stock"), no shares of the Company's Common Stock are reserved for issuance by the Company. The underlying Common Stock is duly authorized and reserved for issuance and, upon conversion of the Shares will be validly issued, fully paid and non-assessable, free and clear of any and all liens, claims and encumbrances, and entitled to be traded on the National Association of Securities Dealers Automated Quotation system National Market ("NASDAQ"), and the holders of such underlying Common Stock shall be entitled to all rights and preferences accorded to a holder of Common Stock.

     (c) Except as set forth in item (c) of Schedule 5.2, there are no outstanding options, warrants, subscriptions, rights, calls, convertible securities or other agreements or plans or any provision of law under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities.

     (d) Except as set forth in item (d) of Schedule 5.2, and except as provided in the Registration Rights Agreement, there are no outstanding registration rights with respect to any capital stock of the Company or of any Subsidiary.

     (e) Except as provided in item (e) of Schedule 5.2, there are no shareholder or voting agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company or any Subsidiary.

     (f) Except as set forth in item (f) of Schedule 5.2, and except as provided by the terms of the Certificate of Designations, there are no anti-dilution protections or other adjustment provisions in existence with respect to any outstanding capital stock of the Company.

     (g) The Certificate of Designations has been duly adopted by the Company and filed with the Secretary of State and is fully effective as an amendment to the Company's Articles of Incorporation. The Amendment has been duly adopted by the Board and, upon approval by the Company's shareholders and filing thereof with the Secretary of State, will be fully effective as a further amendment to the Company's Articles of Incorporation. The Initial Shares have, and upon filing of the Amendment the Subsequent Shares will have, all the rights, priorities and terms set forth in the Certificate of Designations.

     5.3 Subsidiaries.

     (a) The Company's only Subsidiaries on each Closing Date will be those set forth on Schedule 5.3 hereto. Such Subsidiaries are owned by the Company as set forth in Schedule 5.3 hereto. Neither the Company nor any Subsidiary owns any equity or debt securities in any other Person.

     (b) All outstanding capital stock of the Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable and is owned beneficially and of record by the Company free and clear of all Liens, options or claims of any kind. There are no outstanding options, warrants, subscriptions, rights, convertible securities or other agreements or plans under which any Subsidiary may become obligated to issue or sell shares of its capital stock or other securities.

     5.4 No Defaults or Conflicts.

     (a) Neither the Company nor any of its Subsidiaries is in material violation of or material default in any respect under any indenture, agreement or instrument to which it is a party or by which it or its properties may be bound. Neither the Company nor any of its Subsidiaries is in default under any order, writ, injunction, judgment or decree of any court or other Governmental Authority or arbitrator(s) which default could have a Material Adverse Effect.

         (b) The execution, delivery and performance by the Company of this Purchase Agreement and each of the Other Transaction Documents to which it is a party, and any of the transactions contemplated hereby or thereby (including without limitation the issuance of the Shares as contemplated herein) does not and will not (i) violate or conflict with, result in a breach of, or constitute a default under (with or without the giving of notice or the passage of time or both) any provision of (A) the respective articles or certificate of incorporation or by-laws of the Company or any of its Subsidiaries or (B) any law, rule, regulation or order of any Governmental Authority, or any order, judgment, writ, injunction, decree, award or other action of any court or Governmental Authority or arbitrator(s), or (C) any material agreement, mortgage, indenture, franchise, license, permit or other instrument applicable to the Company or any of its Subsidiaries or any of their respective properties,
(ii) result in the creation of any Lien upon any of the Company's or any Subsidiary's properties, assets or revenues, (iii) except as set forth in
Schedule  5.4 hereto,  require the  consent,  waiver or approval of, or license, permit, order or authorization of, or the declaration, registration, qualification or filing with, any Governmental Authority or other Person (collectively, "Consents"), or (iv) except as set forth in Schedule 5.4 hereto, cause anti-dilution clauses of any outstanding securities to become operative or give rise to any preemptive rights.

     5.5 Disclosure Materials: Other Information.

     (a) The Company has previously furnished to Purchaser the following material (the "Disclosure Material"): (i) audited consolidated financial statements of the Company and its Subsidiaries consisting of consolidated balance sheets as at June 30, 1998 and June 30, 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended June 30, 1998 and June 30, 1997 and the nine months ended June 30, 1996 and the related notes thereto, all of which statements have been certified by KPMG Peat Marwick LLP, independent certified public accountants; (ii) unaudited consolidated financial statements of the Company consisting of consolidated balance sheets as at March 31, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for the three and nine-month periods then ended and the related notes thereto;
(iii) the other financial  information  described in Schedule  5.5(a)(iii);  and
(iv) the Company's Form 10-K for the year ended June 30, 1998, Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999 and all other reports, schedules, forms, statements and other documents filed by the Company with the Commission since June 30, 1998 (in each case, as amended since the time of filing). The audited and unaudited financial statements referred to in the preceding clauses (i) and (ii) above (including in each case the related notes and schedules) fairly present the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of the operations of the Company and its Subsidiaries for such periods and have been prepared in accordance with GAAP, except that any such unaudited statements may omit notes and may be subject to normal year-end adjustments.

     (b) Since March 31, 1999, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course and (ii) except as set forth in Schedule 5.5, there has occurred no event that could reasonably be expected to have a Material Adverse Effect.

     (c) Neither the Company nor any Subsidiary is aware of any obligations or liabilities, contingent or otherwise (including without limitation any tax liabilities due or to become due), of the Company or of the Subsidiaries that have not been fully disclosed and adequately provided for in the financial statements referred to in Section 5.5(a) above or otherwise disclosed in
Schedule 5.5 hereto, other than liabilities arising in the ordinary course of business subsequent to March 31, 1999, none of which would have a Material Adverse Effect.

     (d) The Company has filed all required reports, schedules, forms, statements and other documents with the Commission since June 30, 1998 (such reports, schedules, forms, statements and other documents, together with all registration statements filed by the Company or its Subsidiaries with the Commission since June 30, 1998, in each case, as such documents have been amended since the time of their filing) (all such documents referred to herein as the "SEC Documents"). As of their respective filing dates (or, if amended, as of the date of the filing of such amendment), the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents. None of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) The financial information referred to in Section 5.5(a)(iii) was prepared in good faith and the Company reasonably believes that as of the respective dates of their preparation there was a reasonable basis for such financial information, subject to the assumptions made in their preparation and the qualifications set forth therein, and nothing has come to the Company's attention to cause it to believe that the financial information and assumptions upon which it was predicated were unreasonable as of the respective preparation dates thereof.

     (f) Nothing has come to the attention of the Company or any Subsidiary that would cause it to believe that any of the Disclosure Material contained or contains a false or misleading statement of a material fact or omits to state any material fact necessary in order to make the statements made in such material, in light of the circumstances under which they were made, not misleading, provided that the financial information items referred to in Section 5.5(a)(iii) have not been updated since their respective dates of preparation.

     5.6 Litigation.

     Except as set forth in Schedule 5.6, there is no action, suit, arbitration, proceeding, investigation or claim pending or, to the knowledge of the Company or its Subsidiaries, threatened, in law, equity or otherwise before any court, administrative agency, Governmental Authority or arbitrator which either (i) questions the validity of this Purchase Agreement or any of the Other Transaction Documents or any action taken or to be taken pursuant hereto or thereto, (ii) could have a Material Adverse Effect, or (iii) would be required to be, but has not previously been, described in any filing by the Company with the Commission. The Company has no knowledge of any unasserted claim that, if asserted, could have a Material Adverse Effect.

     5.7 Taxes.

     The Company and each Subsidiary has duly and timely filed all federal, state, local, foreign and other tax returns, statements, forms and reports, and any other returns (including information returns), statements, forms and reports with all Governmental Authorities required to be filed by it and all such returns are complete and correct. The Company and each Subsidiary has paid or caused to be paid all taxes, fees, assessments and other governmental charges or levies (including interest and penalties) that are due and payable (whether or not shown on any such return), except those which are being contested by it in good faith by appropriate proceedings and in respect of which adequate reserves are being maintained on its books in accordance with GAAP. The Company and each Subsidiary has withheld and paid all taxes required to have been withheld and paid, including taxes in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Neither the Company nor any Subsidiary has any material liabilities for taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained by it in accordance with GAAP.

     5.8 Employee Benefit Plans.

     The transactions contemplated by this Agreement will not trigger or cause to be made or provided in any way (either directly or indirectly) any payments, or result in the acceleration or other increase in any vesting of rights or other benefits of any kind whatsoever, under (i) any Benefit Plan (including but not limited to the Spacehab, Incorporated Directors' Stock Option Plan or 1994 Stock Incentive Plan), and (ii) any employment, consulting, severance or similar agreements or arrangements, whether formal or informal, whether written or oral.

     5.9 Legal Compliance.

     (a) The Company and each Subsidiary has complied with all applicable constitutions, statutes, laws, rules, regulations, orders, licenses, judgments, writs, injunctions, decrees, rulings, charges or demands, except to the extent that the failure to so comply could not have a Material Adverse Effect.

     (b) There are no adverse orders, judgments, writs, injunctions, decrees, rulings, charges or demands of any court or administrative body, domestic or foreign, or of any other Governmental Authority, outstanding against the Company
or  any  Subsidiary,   which  would  cause  a  Material  Adverse  Effect.

     5.10 Environmental Compliance.

     (a) The Company and each Subsidiary has obtained and holds all necessary Environmental Permits.

     (b) The Company and each Subsidiary is in compliance in all material respects with all terms, conditions and provisions of all applicable (i) Environmental Permits, and (ii) Environmental Laws.

     (c) There are no past, pending, or to the knowledge of the Company or any Subsidiary, threatened Environmental Claims against the Company or any Subsidiary, and neither the Company nor any Subsidiary is aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company.

     (d) No Releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and, except as set forth in Schedule 5.10 hereto, no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against the Company or any Subsidiary.

     (e)  Except  as set  forth in  Schedule  5.10,  neither  the  Company,  any
Subsidiary, any predecessor of the Company or any Subsidiary, nor any entity previously owned by the Company or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any
Hazardous Material to any off-Site location which could result in an Environmental Claim against the Company or any Subsidiary.

     (f) There are no Liens relating to an Environmental Claim on the assets or property of the Company or any Subsidiary arising under or pursuant to any Environmental Law on any Site and, to the Company's or any Subsidiary's knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Site.

     (g) Except as set forth in Schedule 5.10, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any Site, which could result in an Environmental Claim against the Company or any Subsidiary.

     (h) Except as set forth in Schedule 5.10, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any Subsidiary with respect to any Site.

     5.11 Outstanding Securities.

     All securities (as defined in Section 2(l) of the Securities Act) of the Company have been offered, issued, sold and delivered in compliance with, or pursuant to exemptions from, all applicable federal and state laws, and the rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

     5.12 Permits, Filings, Licenses and Approvals: Intellectual Property and Other Rights

     The Company and each Subsidiary owns or possesses and holds free from burdensome restrictions all franchises, licenses, permits, consents, approvals and other authorizations (governmental or otherwise), patents, patent rights, trademarks, trademark rights, tradenames, tradename rights and copyrights, and all rights and privileges with respect to any of the foregoing, as are necessary for the conduct of its business as now being conducted and as proposed to be conducted. Except as set forth in Schedule 5.12, neither the Company nor any Subsidiary is in default in any material respect under any of such franchises, licenses, permits, consents, approvals or other authority. The rights of (and use by) the Company and each Subsidiary with respect to such or any other patents, patent rights, trademarks, trademark rights, tradenames, tradename rights or copyrights do not, to the best knowledge of the Company, conflict with or infringe any rights of others and no such claim of conflict or infringement has been asserted by any Person.

     5.13 Properties.

     (a) Except as set forth in Schedule 5.13, the Company does not own, and no Subsidiary owns, any real property. The Company and each Subsidiary has good and marketable title to its assets and other properties (including tangible and intangible personal property) free and clear of all Liens other than Liens disclosed in the most recent financial statements of the Company referred to in
Section 5.5(a) and other Liens which could not result in a Material Adverse Effect. Certain real property used by the Company or its Subsidiaries in the conduct of their respective businesses is held under lease, as identified in
Schedule 5.13 hereto.

     (b) The Company and each Subsidiary has the right to and does enjoy peaceful and undisturbed possession under all leases pursuant to which it leases property. Neither the Company nor any Subsidiary is aware of any pending or threatened claim or action by any lessor of any such property to terminate any such lease. All such leases are valid and in full force and effect, and none of such leases is in default.

     (c) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such assets. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business.

     5.14 Insurance Coverage.

     There is in full force and effect one or more policies of insurance issued by financially sound and reputable insurance companies with an A.M. Best rating of A - or better, insuring (i) the Company and its Subsidiaries, their properties and business and (ii) the directors and executive officers of the Company and its Subsidiaries, against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses of similar size and similarly situated. The Company and its Subsidiaries have not been refused any insurance coverage, and existing insurance coverage of directors and executive officers of the Company and its Subsidiaries sought or applied for, and the Company and its Subsidiaries have no reason to believe that they will be unable to renew their existing insurance coverage upon terms at least as favorable as those presently in effect.

     5.15 Key Employees: Labor Matters.

     The Company and each Subsidiary has good relationships with its employees and has not experienced and does not expect to experience any substantial labor problems. Neither the Company nor any Subsidiary has any knowledge as to any intentions of any key employee or any group of employees to leave the employ of the Company or of any Subsidiary. No employee of the Company or any Subsidiary is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employee, there are no pending or, to the knowledge of the Company, threatened representation campaigns concerning union representation involving any employee or efforts of any labor union or organization (or representatives thereof) to organize any employees.

     5.16 Information True and Accurate.

     None of the representations or warranties made by the Company or any Subsidiary in this Purchase Agreement (including all exhibits and schedules hereto) or in any Other Transaction Document, as of the date of such representations and warranties and as of each Closing Date, and none of the statements contained in each exhibit, schedule or report or any other information furnished by or on behalf of the Company or any Subsidiary to Purchaser in connection with this Purchase Agreement or any Other Transaction Document as of the respective dates of such materials and as of each Closing Date, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

     5.17 No Brokers or Finders.

     None of the Company or its Subsidiaries has contracted for or otherwise arranged for the services of any Person who has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or any of its Subsidiaries or Purchaser for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

     5.18 Interested Party Transactions.

     Except as disclosed in the Company's most recent proxy statement filed with the Commission or Schedule 5.18, no executive officer or director of the Company, or shareholder who is known to the Company to own of record or beneficially more than five percent (5%) of the Company's Common Stock, or immediate family member of any of the foregoing, has or has had, or will have either directly or indirectly, a material interest in any transaction, series of similar transactions or currently proposed transaction or series of similar transactions, to which the Company or any of its Subsidiaries is, was or is to be a party, in which the amount involved exceeds $60,000, except for normal and customary employment, severance and related matters.

     5.19 Offering of Securities.

     Neither the Company, nor any agent or other Person acting on its behalf has, directly or indirectly, (i) offered any of the Shares (A) by any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) or (B) for sale to or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person other than Purchaser and other institutional investors each of which the Company reasonably believed was an "accredited investor" within the meaning of Regulation D under the Securities Act, or (ii) done or caused to be done (or has omitted to do or to cause to be done) any act which act (or which omission) would result in bringing the issuance or sale of the Shares within the provisions of Section 5 of the Securities Act or the filing, notification or reporting provisions of any state securities laws.

SECTION 6. REPRESENTATIONS OF THE PURCHASER

     Purchaser hereby makes the representations and warranties to the Company contained in this Section 6.

     6.1 Corporate Power and Authority.

     Purchaser is duly organized, validly existing and in good standing under the laws of Germany and has all requisite power, authority and legal right to execute, deliver, enter into, consummate and perform this Purchase Agreement and each Other Transaction Document to which it is a party. The execution, delivery and performance of this Purchase Agreement and each Other Transaction Document (to the extent to which it is a party thereto) by Purchaser have been duly authorized by all required corporate actions. Purchaser has duly executed and delivered this Purchase Agreement and each Other Transaction Document to which it is a party, and this Purchase Agreement and each Other Transaction Document (to the extent to which it is a party thereto) constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

     6.2 Accredited Investor.

     Purchaser is purchasing the Shares to be purchased by it for its own account, for investment purposes and not with a present view to any distribution thereof in violation of any applicable securities laws. It is understood that the disposition of Purchaser's property shall at all times be within Purchaser's control. If Purchaser should in the future decide to dispose of any of its Shares, it is understood that it may do so but only in compliance with the Securities Act and applicable securities laws. Purchaser is as of the date hereof and will be as of each Closing Date an "accredited investor" as defined in Rule 501 (a) under the Securities Act. Purchaser agrees that the Company may place a customary Securities Act legend on the certificate(s) representing the Shares.

SECTION 7. COVENANTS OF THE COMPANY REGARDING CERTAIN INFORMATION

     7.1 Financial and Business Information.

     (a) The Company will maintain, and cause each Subsidiary to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP.

     (b) The Company will deliver the following to Purchaser, so long as Purchaser continues to hold at least thirty percent (30%) of the Shares and/or Common Stock issuable upon conversion of the Shares (in which event Purchaser shall be deemed to be a "Qualified Holder"):

          (i) Budgets. As soon as practicable prior to the beginning of each fiscal year of the Company, a budget for such fiscal year prepared on a quarterly basis regarding the Company's operations and capital expenditures on a consolidated basis and any material revisions or amendments made by the Company to any budget delivered under this clause;

          (ii) Reports. As soon as practicable, copies of any annual, special or interim audit reports or management or comment letters with respect to the Company or any of its Subsidiaries or their operations submitted to the Company by independent public accountants;

          (iii) Public Filings. As soon as practicable, copies of (x) all financial statements, proxy materials or reports sent to the Company's or any Subsidiary's stockholders, (y) any public or press releases and (z) all reports, forms, registration statements or other documents filed with the Commission pursuant to the Securities Act or the Exchange Act (which filings pursuant to the Exchange Act the Company covenants and agrees shall be made on a timely basis);

          (iv) Board Materials. As soon as practicable and without duplication of any of the above items, all materials furnished, from time to time, to directors of the Company and any Subsidiary, as the case may be (including without limitation all communications and information furnished to such directors), and copies of minutes of meetings of the Board (and of any executive committees) except to the extent that such materials have been provided to any person appointed or designated by the Qualified Holder as a director of the Company pursuant to this Agreement; provided, that the Qualified Holder will not use any of such documents, reports or other information for any reason or purpose other than to review the affairs and financial condition of the Company in connection with such Qualified Holder's investment in the Company and the compliance by the Company with the terms and provisions of this Purchase Agreement and the Other Transaction Documents and will hold in confidence, unless required to disclose by judicial, regulatory or administrative process or by other requirements of law, all documents, reports or other information obtained from the Company, except to the extent that such documents, reports and other information have been (i) previously known on a nonconfidential basis by such Qualified Holder, (ii) in the public domain through no fault of such Qualified Holder or (iii) subsequent lawfully acquired by such Qualified Holder from sources other than the Company who, to the knowledge of such Qualified Holder, had such documents, reports and other information without any breach of any obligation of confidentiality; provided that any such Qualified Holder may disclose such documents, reports and other information to officers, directors, employees, accountants, counsel, consultants, advisors and agents of such Qualified Holder in connection with such Qualified Holder's review of such documents, reports or other information so long as such Persons are informed by such Qualified Holder to treat such information confidentially and not to use any of such documents, reports or other information for any reason or purpose other than in connection with such Qualified Holder's review;

          (v) Other Materials. As soon as practicable and without duplication of any of the above items, all materials furnished, from time to time, by or on behalf of the Company to any holders of indebtedness or of capital stock of the Company which relates to a default or prospective default thereunder or a proposed waiver of any covenant; and

          (vi) Requested Information. As soon as practicable, such other information, as may reasonably be requested by the Qualified Holder, regarding the assets, properties, liabilities, business, affairs, results of operations, conditions (financial or otherwise) or prospects of the Company or any Subsidiary.

All such financial statements shall be prepared in accordance with GAAP (except for any change in accounting principles specified in the accompanying certificate and except that any interim financial statements may omit notes and may be subject to normal year-end adjustments) and shall be true and correct in all material respects as of the date and for the periods stated therein.

     (c) Without limiting the foregoing provisions of this Section 7.1, the Company agrees that, if expressly requested in writing by the Qualified Holder, it will not deliver to such holder (until otherwise instructed by such holder)
(x) any information or materials regarding the Company or any Subsidiary (whether described in this Section 7.1 or otherwise) that is non-public and (y) any information (whether or not included in clause (vi)) which such holder specifies it does not want to receive.

     7.2 Inspection.

     The Company will permit Qualified Holder and any authorized representative of Qualified Holder to visit and inspect any of the properties of the Company and its Subsidiaries, to examine their respective books and records and to discuss with their officers their books and records and the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary, as may be reasonably requested.

SECTION 8. OTHER COVENANTS OF THE COMPANY

     The Company covenants and agrees as follows (for so long as Purchaser is a Qualified Holder in the case of Sections 8.1, 8.2, 8.3 and 8.4):

     8.1 Purchaser Director.

     (a) Purchaser shall be entitled to designate one (1) individual to serve as a member of the Board (such director referred to herein as the "Purchaser Director"). The Purchaser Director shall be an employee, officer or director of Purchaser or of an Affiliate of Purchaser. The Purchaser Director shall be elected pursuant to Section 8.1(b) hereby. Upon the expiration of the term of such Purchaser Director, a Purchaser Director shall be designated and elected for successive terms pursuant to the provisions hereof.

     (b) The Company agrees that it shall take all actions within its power to facilitate the election of the Purchaser Director and to cause the Purchaser Director to be appointed as a member of the Executive Committee of the Board, including without limitation recommending the election of such Purchaser Director as is designated by Purchaser from time to time. Such election shall be pursuant to the provisions of the Certificate of Designations while Shares remain outstanding. Following conversion of all of the Shares into Common Stock, such election shall be by the stockholders of the Company at any annual meeting or special meeting of stockholders (or, in the case of a vacancy in the Purchaser Director, by election of the remaining directors). The Company shall, if requested by Purchaser, take all actions within its power to cause the removal, with or without cause, of any Purchaser Director.

     (c) Any action taken by a Purchaser Director in his capacity as a director of the Company (such as approving or authorizing transactions, adopting resolutions, etc.) shall be considered to be an action taken by such director solely in his capacity as a director and not in any other capacity and shall not be construed as, considered to be or deemed to be an action taken by Purchaser and such action shall not in any way bind, obligate, estop, waive the rights of or otherwise affect in any way Purchaser (in its capacity as stockholder or otherwise) or the director in any capacity other than as director of the Company.

     8.2 Amendment. The Company agrees that at the next annual stockholders meeting of the Company (scheduled for October 1999) it will recommend to its stockholders, in the proxy statement to be distributed in connection with such meeting, that the Articles be amended to increase the authorized shares of Preferred Stock by 1,500,000, of which 358,334 represent the Subsequent Shares. The Company will use its best efforts to hold such meeting by October 31, 1999 and, on the Second Closing Date, will file Articles of Amendment (the "Amendment") reflecting such amendment to the Articles of Incorporation.

     8.3 Listing of Shares.

     The Company will take all such actions as may be necessary, from time to time, to maintain the listing of its Common Stock on The National Association of Securities Dealers, Inc. Automated Quotation System (the "Nasdaq System").

     8.4 Exchange Act Registration.

     (a) The Company will maintain effective a registration statement (containing such information and documents as the Commission shall specify and otherwise complying with the Exchange Act), under Section 12(b) or Section 12(g), whichever is applicable, of the Exchange Act, with respect to the Company's Common Stock, and the Company will file on time such information, documents and reports as the Commission may require or prescribe for companies whose stock has been registered pursuant to such Section 12(b) or Section 12(g), whichever is applicable.

     (b) The Company will make whatever other filings with the Commission, or otherwise make generally available to the public such financial and other information, as Purchaser may deem reasonably necessary or desirable in order to enable Purchaser to be permitted to sell Common Stock issued or issuable upon exercise of the Shares pursuant to the provisions of Rule 144.

     8.5 Delivery of Information for Rule 144A Transactions.

     If Purchaser proposes to transfer any Shares or underlying Common Stock pursuant to Rule 144A, the Company agrees to provide (upon the request of Purchaser or the prospective transferee) to Purchaser and (if requested) to the prospective transferee any financial or other information concerning the Company and its Subsidiaries which is required to be delivered by Purchaser to any transferee of such Shares or underlying Common Stock pursuant to Rule 144A.

     8.6 Press Releases.

     The Company shall submit any proposed press release, media alert, public announcement or other similar notice related to this Purchase Agreement or any Other Transaction Document, or any transaction contemplated hereby or thereby, to Purchaser for its approval (which approval shall not be unreasonably withheld) not less than three (3) Business Days (or such shorter period as may be mandated for regulatory purposes) prior to sending any such release, alert, announcement or notice. Purchaser shall provide the Company with comments with respect thereto, which comments shall be duly considered (and not unreasonably rejected) by the Company and its counsel.

     8.7 Private Placement Status.

     Neither the Company nor any agent nor other Person acting on the Company's behalf will do or cause to be done (or will omit to do or to cause to be done) any act which (or which omission) would result in bringing the issuance or sale of the Shares or underlying Common Stock within the provisions of Section 5 of the Securities Act or the filing, notification or reporting requirements of any state securities law (other than in accordance with a registration and qualification of Common Stock under the Registration Rights Agreement).

SECTION 9. AMENDMENT OF AGREEMENT

     This Purchase Agreement may be amended or modified only by an instrument in writing executed by the Company and Purchaser.

SECTION 10. REMEDIES

     (a) The Company shall indemnify Purchaser and its officers, directors, employees, agents and stockholders (collectively, the "Indemnitees") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively "Losses"), which any Indemnitee may suffer, sustain or become subject to, directly or indirectly as a result of (i) any misrepresentation in or breach any of the representations and warranties of the Company contained in this Agreement or in any Other Transaction Documents or (ii) any breach of, or failure to perform, any agreement or covenant of the Company contained in this Agreement or any of the Other Transaction Documents.

     (b) In the case of a breach of any representation or warranty, or failure to perform any of the agreements or covenants of the Company or any Subsidiary contained in this Purchase

Agreement or the Registration Rights Agreement the Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement or covenant contained herein or therein or for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or for any other remedy (including without limitation damages).

     (c) No course of dealing and no delay on the part of any party to this Purchase Agreement in exercising any rights or remedies shall operate as a waiver thereof or otherwise prejudice such party's rights. No right or remedy conferred hereby or by the Other Transaction Documents shall be exclusive of any other right or remedy referred to herein or therein or available at law, in equity, by statute or otherwise.

     (d) Purchaser shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Purchase Agreement or the Registration Rights Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach or threatened breach of the provisions of this Purchase Agreement or the Registration Rights Agreement will cause irreparable injury to Purchaser and that money damages will not provide an adequate remedy. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to such holder for such breach or threatened breach, including without limitation the recovery of damages from the Company.

SECTION 11. RESTRICTIONS ON TRANSFER

     (a) Purchaser, by acceptance thereof, agrees that it will not sell or otherwise dispose of any Shares or underlying Common Stock unless (i) such Shares have been registered under the Securities Act and, to the extent required, under any applicable state securities laws, (ii) such Shares or underlying Common Stock are sold in accordance with the applicable requirements and limitations of Rule 144 or Rule 144A or another exemption from registration and any applicable state securities laws, (iii) if the Company has so requested, the Company has been furnished with an opinion, in form and substance reasonably satisfactory to the Company, from counsel to Purchaser to the effect that registration under the Securities Act is not required for the transfer as proposed (provided that such opinion may be conditioned upon the transferee's assuming the obligations of a holder of Shares or underlying Common Stock under this Section) or (iv) the Company has been furnished with a letter from the Division of Corporate Finance of the Commission to the effect that such Division would not recommend any action to the Commission if such proposed transfer were effected without a registration statement effective under the Securities Act. The Company agrees that within five (5) Business Days after receipt of any opinion referred to in (iii) above, it will notify the holder supplying such opinion whether such opinion is satisfactory to the Company's counsel.

     (b) The Company may endorse on all Share (or underlying Common Stock) certificates a legend stating or referring to the transfer restrictions contained in paragraph (a) above provided, that no such legend shall be endorsed on any certificates which, when issued, are no longer subject to the restrictions of this Section 11; provided, further, that if a transfer is made pursuant to Rule 144 or clause (i) or clause (iv) of paragraph (a) of this
Section 11 or if an opinion of counsel provided pursuant to clause (iii) of paragraph (a) concludes that the legend is no longer necessary, the Company will deliver upon transfer certificates without such legends.

SECTION 12.  EXPENSES

     (a) Except as otherwise provided herein, each party will bear its own expenses in connection with the preparation, production and negotiation of this Purchase Agreement and the Other Transaction Documents

     (b) The Company agrees to pay, or to cause to be paid, all transfer, recording, stock transfer, documentary, stamp and other similar taxes and fees levied under the laws of the United States of America or any state or local taxing authority thereof or therein in connection with the issuance, sale or subsequent transfer of the Shares or underlying Common Stock (other than taxes in connection with a transfer by a holder which are imposed on or measured by the net income of such holder) and the execution and delivery of this Purchase Agreement, any Other Transaction Documents and any other documents or instruments contemplated hereby or thereby and any modification of this Purchase Agreement, and Other Transaction Documents or any such other documents or instruments and will hold Purchaser harmless without limitation as to time against any and all liabilities with respect to all such taxes. The Company shall file all necessary documentation and returns with respect to such taxes.

SECTION 13. NOTICES

     All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Purchaser and the Company will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Purchaser             with a copy to:
--------------------             ---------------

DaimlerChrysler Aerospace AG     Dorsey & Whitney LLP
Space Infrastructure             1001 Pennsylvania Avenue, N.W., Suite 300 South
1-5 Huenefeldstrasse             Washington, D.C. 20004
D-28199 Bremen                   Attention: Delbert D. Smith, Esq.
Germany                          Fax No.: (202) 824-8990
Attention:  Dr. Eckart Wolff     Telephone:  (202) 824-8800
Fax No.:  011-49-421-539-5000

Notices to the Company                    with a copy to:
----------------------                    ---------------

Spacehab, Incorporated                    Dewey Ballantine LLP
300 D Street, SW                          1301 Avenue of the Americas
Suite 814                                 New York, NY 10019
Washington, DC 20024                      Attention:  Frank E. Morgan II, Esq.
Attention: David A. Rossi, President      Fax No.:  (212) 259-8326
Fax No.:  (202) 488-3100


SECTION 14.   MISCELLANEOUS

     14.1. Governing Law.

     This Purchase Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

     14.2 Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     14.3. Survival.

     All agreements, representations and warranties, covenants, and obligations of the Company and any Subsidiary contained in this Purchase Agreement and the Other Transaction Documents, or any document or certificate delivered pursuant hereto or thereto shall survive, and shall continue in effect following, the execution and delivery of this Purchase Agreement and the Other Transaction Documents, the closings hereunder and thereunder, any investigation at any time made by or on behalf of Purchaser or by any other Person, the issuance, sale and delivery of the Shares, and any disposition thereof; provided, however, that the survival of representations and warranties shall be limited to three (3) years after the Closings hereunder. All statements contained in any certificate or other document delivered by or on behalf of the Company pursuant hereto shall constitute representations and warranties by the Company hereunder.

     14.4 Binding Effect, Benefit and Assignment.

     (a) Neither party hereto may assign any of its rights or delegate or otherwise transfer any of its duties under this Agreement without the prior written consent of the other party. This provision shall not apply in the event of any reorganization of either party or merger or acquisition of a party with or by a third party where the reorganized, merged or successor party is qualified to perform the terms of this Agreement.

     (b) In addition to any assignment permitted by Section 14.4(a), Purchaser may assign, in whole or in part, any or all of its rights (and/or obligations) under this Purchase Agreement to any permitted transferee of any or all of its Shares or underlying Common Stock, and (unless such assignment expressly provides otherwise) any such assignment shall not diminish the rights Purchaser would otherwise have under this Purchase Agreement or with respect to any remaining Shares or underlying Common Stock held by Purchaser or with respect to any indemnity rights (or with respect to any other provisions which expressly provide that they survive any termination of this Purchase Agreement).

     14.5. Severability.

     Any provision hereof or of any Other Transaction Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14.6. Headings.

     The headings and captions in this Purchase Agreement and the table of contents are for convenience of reference only and shall not define, limit or otherwise affect any of the terms or provisions hereof.

     14.7. Counterparts.

     This Purchase Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which such counterparts shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     14.8. Entire Agreement.

     This Purchase Agreement and the Other Transaction Documents, together with any further agreements entered into by Purchaser and the Company at the closing hereunder contain the entire agreement among Purchaser and the Company, and supersede any prior oral or written agreements, commitments, terms or understandings, regarding the subject matter hereof.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first above written.

                                                          SPACEHAB, INCORPORATED


                                                          By:
                                                             -------------------
                                                             Name:
                                                             Title:


     Accepted and agreed to as of the date first above written by the undersigned Purchaser:

                                                          DAIMLERCHRYSLER
                                                          AEROSPACE AG


                                                          By:
                                                             -------------------
                                                             Name:
                                                             Title:




                  [Signature Page to Stock Purchase Agreement]

                                 Schedule 5.2(a)
                                 ---------------

                                 Capitalization


Common Stock issued and outstanding on July 30, 1999:  11,230,902.

No preferred shares issued or outstanding at closing, however, 25,000 shares of Series A Junior Preferred are reserved for issuance in connection with a Stockholders' Rights Plan.


                                    Sch. -1

                                 Schedule 5.2(b)
                                 ---------------

             Shares reserved for issuance by Spacehab, Incorporated
                  (except common stock issuable upon conversion of Series B Senior Convertible Preferred Stock)

(1) 250,000 shares of common stock are reserved for issuance upon exercise of options granted under the Company's 1995 Directors' Stock Option Plan.

(2) 2,750,000 shares of common stock are reserved for issuance upon exercise of options granted under the Company's 1994 Stock Incentive Plan as amended in October 21, 1997.

(3) 1,500,000 shares of common stock are reserved for issuance upon exercise of options granted under the Company's 1997 Employee Stock Purchase Plan.

(4) 270,000 shares of common stock are reserved for issuance upon exercise of options to purchase such number, pursuant to Option Agreements, dated July 1, 1998, between the Company and each of Eugene A. Cernan, W.T. Short and William A. Jackson. Each option agreement is for 90,000 shares and the options vest on July 1, 1999. The exercise price for each option is $14.00 per share.

(5) Pursuant to consulting Agreements dated August 25, 1996 and August 15, 1997 Gordon S. Macklin has an option to purchase 20,000 shares of common stock.

(6) Warrants were issued to five individuals for a total of 53,000 shares of Company common stock. The warrants were issued to the following individuals on the following dates and expire on June 30, 2002:

     Mark Heilman,  issued June 30, 1997;
     Brad M. Meslin,  issued June 30, 1997;
     Peter Malone,  issued June 30, 1997;
     Mark Oderman,  issued June 30, 1997; and
     Marc Vaucher, issued June 30, 1997.

     They are exercisable at $9.00 per share.

(7) 4,642,201 shares of common stock are reserved for conversion of the Company's 8% Subordinated Convertible Notes due 2007. Please see the Indenture between the Company and First Union National Bank, dated October 15, 1997.

(8) Stock options which were issued to employees and former employees and were not issued pursuant to one of the Company's option plans are outstanding and exercisable for a total of 173,804 shares.


                                     Sch.-2

                                 Schedule 5.2(c)
                                 ---------------


           Outstanding options, warrant, subscriptions, rights, calls, convertible agreements or plans or similar provisions of law


(1) 270,000 shares of common stock are reserved for issuance upon exercise of options to purchase such number, pursuant to Option Agreements, dated July 1, 1998, between the Company and each of Eugene A. Cernan, W.T. Short and William A. Jackson. Each option agreement is for 90,000 shares and the options vest on July 1, 1999. The exercise price for each option is $14.00 per share.

(2) Pursuant to consulting Agreements dated August 25, 1996 and August 15, 1997 Gordon S. Macklin has an option to purchase 20,000 shares of common stock.

(3) Options to purchase 2,600,417 shares of common stock are granted and outstanding and remain outstanding under the 1994 Incentive Stock Plan and the 1995 Directors' Stock Option Plan.

(3) Participants in the Company's 1997 Employee Stock Purchase Plan have set aside approximately $18,000 for the purchase of Company common stock on the next purchase date under this plan, being September 30, 1999.

(5) Warrants were issued to five individuals for a total of 53,000 shares of Company common stock. The warrants were issued to the following individuals on the following dates and expire on June 30, 2002:

     Mark Heilman,  issued June 30, 1997;
     Brad M. Meslin,  issued June 30, 1997;
     Peter Malone, issued June 30, 1997;
     Mark Oderman, issued June 30, 1997; and
     Marc Vaucher, issued June 30, 1997.

     They are exercisable at $9.00 per share.

(6) 4,642,201 shares of common stock are reserved for conversion of the Company's 8% Subordinated Convertible Notes due 2007. Please see the Indenture between the Company and First Union National Bank, dated October 15, 1997.

(7) Stock options which were issued to employees and former employees and were not issued pursuant to one of the Company's option plans are outstanding and exercisable for a total of 173,804 shares.


                                     Sch.-3

                                 Schedule 5.2(d)
                                 ---------------

                   Registration Rights and similar agreements


(1) Registration Rights Agreement dated October 15, 1997 between Spacehab, Incorporated and Credit Suisse First Boston Corporation, CIBC Wood Gundy Securities Corp. and Oppenheimer & Co., Inc., which is incorporated into the Indenture dated October 15, 1997 between the Company and First Union National Bank, Trustee for the Company's 8% Convertible Subordinated Notes due 2007.

(2) Registration Rights for 1,899,998 shares of common stock in favor of Poly Ventures, BEA, Chase Manhattan Capital Corporation, Mitsubishi, Mitsubishi Heavy Industries, Ltd., Mitsubishi International Corporation, MTBC Finance, Inc., Japan Airlines Company, Ltd., Shimizu Corporation, Toro Engineering Corporation and certain other corporate stockholders. The registration rights are described in the Company's Offering Circular for the 8% Convertible Subordinated Notes due 2007.

(3) Registration rights incidental to warrants for up to 641,940 shares of common stock have been granted. However, there are outstanding warrants for only 53,000 shares which carry these registration rights. These warrants are held by Mark Heilman, Brad M. Meslin, Peter Malone, Mark Oderman and Marc Vaucher and are described in further detail on Schedules 5.2(b) and 5.2(c).


                                     Sch.-4

                                 Schedule 5.2(e)
                                 ---------------

                   Shareholder agreements, voting agreements,
                  voting trusts, proxies or other agreements or
                     understandings regarding capital stock


None.


                                     Sch.-5

                                 Schedule 5.2(f)
                                 ---------------

            Anti-dilution protections and other adjustment provisions
                     except for Certificate of Designations


None.


                                     Sch.-6

                                  Schedule 5.3
                                  ------------

                     Subsidiaries (related to representation
          that no equity or debt held by Spacehab in any other entity)

(1)  Johnson Engineering Corporation, a Colorado corporation.

(2)  Astrotech Space Operations, Inc., a Delaware corporation.


                                     Sch.-7

                               Section 5.4(b)(iii)
                               -------------------

                      Required consents, waivers, consents,
                      approvals, licenses, permits, orders,
                  authorizations, declarations, registrations,
                           qualifications and filings


None.


                                     Sch.-8

                               Schedule 5.4(b)(iv)
                               -------------------

                 Anti-dilution clauses of outstanding securities
                     which become operative or give rise to
                               pre-emptive rights


None.


                                     Sch.-9

                              Schedule 5.5(a)(iii)
                              --------------------

                      Other financial information delivered

(1)  February 21, 1999 financial outlook to the Board of Directors

(2)  Financial Models dated May 6, 1999 (1:02 p.m. and 3:37 p.m.)

(3)  Schedules A - Operating Plan, B - Balance Sheets, C - Cash Flow Analysis, D
     - Cash Flow Analysis and Discounted Cash Flow Summary dated May 17, 1999 (1:21 p.m.)

(4)  Report regarding marketing, dated May 20, 1999.


                                    Sch.-10

                                 Schedule 5.5(b)
                                 ---------------

                     Events since March 31, 1999 which could
                          have Material Adverse Effect


None.


                                    Sch.-11

                                 Schedule 5.5(c)
                                 ---------------

                          Obligations and liabilities,
                  contingent or otherwise, not fully disclosed
                    and provided for in financial statements
              except for liabilities arising in the ordinary course
                    since March 31, 1999 which would not have
                            a Material Adverse Effect


(1) On April 30, 1999, the Company increased its indebtedness by drawing an additional $1,000,000 under its credit facility with CIT Group. The terms of this credit facility are described in the Loan and Security Agreement dated July 14, 1997 between the Company and CIT Group/Equipment Financing.


                                    Sch.-12

                                  Schedule 5.6
                                  ------------

               Actions, suits, proceedings, investigations, claims
                           pending or threatened which
                       (i) question transaction documents;
                  (ii) could have a Material Adverse Effect, or
                (iii) would be required to be filed with the SEC
                           and has not been so filed.


None.


                                    Sch.-13

                                Schedule 5.10(d)
                                ----------------

                  Hazardous Materials affecting any site which
                              could give rise to an
                               Environmental Claim


Astrotech
---------

(1)  Chemical Descriptions                        CAS Number
     ---------------------                        ----------

     Hydrazine anhydrous                            302012

     Monomethylhydrazine                             60344

     Nitrogen Tetroxide                           10544-72-6

     1. Limited quantities of Isopropyl Alcohol, Methyl Ethyl Ketone and other solvents are maintained for cleaning purposes. Miscellaneous janitorial and maintenance supplies including chemicals are also utilized at the site. In addition, customers use hazardous materials while occupying the facility. However, they bring such chemicals on site and are responsible for removing and disposing of same. (Please refer to attached chemical listing which identifies chemicals stored at the site by Astrotech, as well as those chemicals stored by customers.)

(2) Astrotech Space Operations, Inc., 1515 Chaffee Drive, Titusville, Florida Facility

     1. The facility contains electrical transformers, owned by the Florida Power and Light Company, which the utility presumes contain between 50 and 500 parts per million of PCBs. FP&L is responsible for regulatory compliance and maintenance of the facility. The facility contains fluorescent light fixtures, which may contain ballasts (small capacitors) containing PCBs.

     2. The facility utilizes two 6000 gallon underground storage tanks to receive and store washwater used during the cleaning and fueling of satellites. The washwater is treated by air stripping to remove volatile organic compounds prior to discharge to the tanks. The tanks are periodically pumped out by a waste disposal contractor.

     2. The facility contains ceiling tiles, floor tiles, roofing material, and wallboard/joint compound which typically were manufactured in the past, and continue to be manufactured using some asbestos fibers, which are bound into a solid matrix and thus are not considered to be friable. No asbestos survey has been done to determine whether, in fact, such materials contain asbestos.


                                    Sch.-14

     3. The facility generates waste oil, which may contain small concentrations of hazardous substances, and uses various alcohols, degreasing and cleaning agents, all of which are temporarily stored onsite in 55 gallon drums.

     4. In the normal course of operations at the Company's facilities, customers of the Company and, less frequently, the Company itself, bring onto the Company's property, store and use Hazardous Material, usually in small quantities, the highest volumes of which pertain to anhydrous hydrozine, momomethylhydraxine and nitrogen tetroxide. Customers who bring chemicals onto the Company's Property are required by the Company to remove any wastes or residuals when they leave.

(3) Astrotech Space Operations, Inc., Vandenberg Air Force Base, Santa Barbara County, California

     1. The facility contains one pad-mounted liquid dialectric fluid-containing transformer which might contain PCBs, and it contains fluorescent lighting fixtures, some of which may include ballasts (capacitors) that contain PCBs.

     2. The facility is situated on property owned by the United States and administered by the United States Air Force. The land was previously used by the Air Force for other purposes, which would have involved the disposal or release of Hazardous Material. Air Force environmental site assessments indicate an absence of Hazardous Material on the property.

     3. The facility contains ceiling tiles, floor tiles, roofing material, and wallboard/joint compound and various types of mastic, which typically were manufactured in the past, and continue to be manufactured using some asbestos fibers, which are bound into a solid matrix and thus are not considered to be friable. No asbestos survey has been done to determine whether, in fact, such materials contain asbestos.

     4. In the normal course of operations at the Company's facilities, customers of the Company, and, less frequently, the Company itself, bring onto the Company's Property, store and use Hazardous Material, usually in small quantities, the highest volumes of which pertain to anhydrous hydrozine, momomethylhydraxine and nitrogen tetroxide. Customers who bring chemicals onto the Company's Property are required by the Company to remove any wastes or residuals when they leave. The facility contains an internal fully enclosed concrete trench catchment to which spills of hazardous substances that occur during satellite preparation would drain.

(4) Spacehab, Incorporated Payload Processing Facility, 620 Magellan Drive, Cape Canaveral, Florida


                                    Sch.-15

     1. Hazardous Materials, as broadly defined in the Certificate, are stored and used at the facility in small quantities. They are stored in a separate flammable materials storage building. Various paints, petroleum products and chemicals are used by the Company or brought onto the site and are used by customers of the Company. Liquid chemical wastes are stored for less than 90 days and are removed by a large waste management contractor, Safety Kleen or another chemical waste contractor.

     2. The facility contains an electrical transformer, owned by the Florida Power and Light Company, which the utility presumes contain between 50 and 500 parts per million of PCBs. FP&L is responsible for regulatory compliance and maintenance of the transformer. The facility also contains fluorescent light fixtures, which may contain ballasts (small capacitors) containing PCBs.

     3. The facility contains ceiling tiles, floor tiles, roofing material, and wallboard/joint compound which typically were manufactured in the past, and continue to be manufactured using some asbestos fibers, which are bound into a solid matrix and thus are not considered to be friable. No asbestos survey has been done to determine whether, in fact, such materials contain asbestos.


                                    Sch.-16

                                Schedule 5.10(e)
                                ----------------

             Transportation, treatment, storage, handling, disposal
                     or transportation of Hazardous Material
                    which could result in Environmental Claim

Astrotech
---------

(1)  Chemical Descriptions                        CAS Number
     ---------------------                        ----------

     Hydrazine anhydrous                            302012

     Monomethylhydrazine                             60344

     Nitrogen Tetroxide                           10544-72-6

     1. Limited quantities of Isopropyl Alcohol, Methyl Ethyl Ketone and other solvents are maintained for cleaning purposes. Miscellaneous janitorial and maintenance supplies including chemicals are also utilized at the site. In addition, customers use hazardous materials while occupying the facility. However, they bring such chemicals on site and are responsible for removing and disposing of same. (Please refer to attached chemical listing which identifies chemicals stored at the site by Astrotech, as well as those chemicals stored by customers.)

(2) Astrotech Space Operations, Inc., 1515 Chaffee Drive, Titusville, Florida Facility

     1. In the normal course of operations at the Company's facilities, customers of the Company and, less frequently, the Company itself, bring onto the Company's Property, store and use Hazardous Material, usually in small quantities, the highest volumes of which pertain to anhydrous hydrozine, momomethylhydraxine and nitrogen tetroxide. Customers who bring chemicals onto the Company's Property are required by the Company to remove any wastes or residuals when they leave.

(3) Astrotech Space Operations, Inc., Vandenberg Air Force Base, Santa Barbara County, California

     1. In the normal course of operations at the Company's facilities, customers of the Company, and, less frequently, the Company itself, bring onto the Company's Property, store and use Hazardous Material, usually in small quantities, the highest volumes of which pertain to anhydrous hydrozine, momomethylhydraxine and nitrogen tetroxide. Customers who bring chemicals onto the Company's Property are required by the Company to remove any wastes or residuals when they leave. The facility contains an internal fully enclosed concrete trench catchment to which spills of hazardous substances that occur during satellite preparation would drain.


                                    Sch.-17

(4) Spacehab, Incorporated Payload Processing Facility, 620 Magellan Drive, Cape Canaveral, Florida

     1. Hazardous Materials are stored and used at the facility in small quantities. They are stored in a separate flammable materials storage building. Various paints, petroleum products and chemicals are used by the Company or brought onto the site and are used by customers of the Company. Liquid chemical wastes are stored for less than 90 days and are removed by a large waste management contractor, Safety Kleen or another chemical waste contractor.


                                    Sch.-18

                                Schedule 5.10(g)
                                ----------------

                    Underground storage tanks, PCBs, asbestos

(1) Astrotech Space Operations, Inc., 1515 Chaffee Drive, Titusville, Florida Facility

     1. The facility contains electrical transformers, owned by the Florida Power and Light Company, which the utility presumes contain between 50 and 500 parts per million of PCBs. FP&L is responsible for regulatory compliance and maintenance of the facility. The facility contains fluorescent light fixtures, which may contain ballasts (small capacitors) containing PCBs.

     2. The facility utilizes two 6000 gallon underground storage tanks to receive and store washwater used during the cleaning and fueling of satellites. The washwater is treated by air stripping to remove volatile organic compounds prior to discharge to the tanks. The tanks are periodically pumped out by a waste disposal contractor.

     3. The facility contains ceiling tiles, floor tiles, roofing material, and wallboard/joint compound which typically were manufactured in the past, and continue to be manufactured using some asbestos fibers, which are bound into a solid matrix and thus are not considered to be friable. No asbestos survey has been done to determine whether, in fact, such materials contain asbestos.

(2) Astrotech Space Operations, Inc., Vandenberg Air Force Base, Santa Barbara County, California

     1. The facility contains one pad-mounted liquid dialectric fluid-containing transformer which might contain PCBs, and it contains fluorescent lighting fixtures, some of which may include ballasts (capacitors) that contain PCBs.

     2. The facility contains ceiling tiles, floor tiles, roofing material, and wallboard/joint compound and various types of mastic, which typically were manufactured in the past, and continue to be manufactured using some asbestos fibers, which are bound into a solid matrix and thus are not considered to be friable. No asbestos survey has been done to determine whether, in fact, such materials contain asbestos.

(3) Spacehab, Incorporated Payload Processing Facility, 620 Magellan Drive, Cape Canaveral, Florida

     1. The facility contains an electrical transformer, owned by the Florida Power and Light Company, which the utility presumes contain between 50 and 500 parts per million of PCBs. FP&L is responsible for regulatory compliance and maintenance of the transformer. The facility also contains fluorescent light fixtures, which may contain ballasts (small capacitors) containing PCBs.


                                    Sch.-19

     2. The facility contains ceiling tiles, floor tiles, roofing material, and wallboard/joint compound which typically were manufactured in the past, and continue to be manufactured using some asbestos fibers, which are bound into a solid matrix and thus are not considered to be friable. No asbestos survey has been done to determine whether, in fact, such materials contain asbestos.


                                    Sch.-20

                                Schedule 5.10(h)
                                ----------------

              Environmental investigations, studies, audits, tests
                            reviews or other analyses


(1) Certificate Regarding Environmental Matters from Astrotech to the CIT Group/Equipment Financing, Inc. See items 4(2) through (4) on Schedule 5.10(d)

(2) SPACEHAB, Incorporated: Phase I Environmental Site Assessment of Cape Canaveral, FL Facility (7-9-97).

(3) Astrotech Space Operations, Inc.: Phase I Environmental Site Assessment of Titusville, FL Facility (7-9-97).

(4) Astrotech Space Operations, Inc.: Phase I Environmental Site Assessment of Vandenberg Air Force Base, CA Facilities (7-10-97).


                                    Sch.-21

                                  Schedule 5.12
                                  -------------

               Defaults in a material respect under any franchise,
                       license, permit, consent, approval
                               or other authority

(1) By letter dated July 7, 1997 from J. Rick Tache of McDonnell Douglas to William Dawson of Spacehab, Incorporated, the Company was advised of McDonnell Douglas' objection to the Company's reference to certain trademarks of McDonnell Douglas in promotional material. The Company no longer refers to McDonnell Douglas in marketing materials and other corporate communications.


                                    Sch.-22

                                  Schedule 5.13
                                  -------------

                           Owned and Leased Properties

Owned Property
--------------

(1) Spacehab, Incorporated facility located at 620 Magellan Drive, Cape Canaveral, FL 32920. The Company owns the building on this site but leases the land upon which the building is constructed through the lease described in item (9) of this schedule. This facility is subject to an Indenture, dated July 14, 1997, in favor of CIT Group/Equipment Financing, Inc.

(2) Astrotech Space Operations, Inc. facility located at 1515 Chaffee Dr., Titusville, FL 32780.

(3) Astrotech Space Operations, Inc. facilities located at Vandenberg Air Force Base. The Company owns four buildings on this site but leases the land upon which the buildings are constructed through a lease with the Secretary of the Air Force.

Leased Property
---------------

(1) Property at 555 Forge River Dr., Suite #150, Webster, TX under lease between Johnson Engineering Corporation and CD UP LP a wholly-owned subsidiary of Carey Diversified LLC, successor in interest to J.A. Billip Development Corporation.

(2) Property at 18100 Upper Bay Road, Suite #208, Houston, TX under lease between Johnson Engineering Corporation and Nassau Development Company, dated February 19, 1998.

(3) Property at 1331 Gemini Ave, Houston, TX under Gemini Office Building Lease, dated January 14, 1998, between Spacehab, Incorporated and KBS Capital I/LP, L.P.

(4) Property at 6305 Ivy Lane, Suite #250, Greenbelt, MD under Capital Office Park Lease, as amended, dated April 23, 1998 between Astrotech Space Operations, Inc. and Eleventh Springhill Lake Associates L.L.L.P.

(5) Property at 920, 926 and 928 Gemini Ave., Houston, TX under Standard Commercial Lease between Johnson Engineering Corporation and Lakeland Development dated February 1, 1998.

(6) Property on Vandenberg Air Force Base under Office Building Lease Agreement, dated October 6, 1993 between Astrotech Space Operations, Inc. and the Secretary of the Air Force (Lease number SPCVAN - 2-94-001).


                                    Sch.-23

(7) Property at 300 D Street, SW, Suite #814, Washington, DC, dated December 16, 1998 between Spacehab, Incorporated and The Washington Design Center, L.L.C.

(8) Property at 16850 Titan, Houston, TX under lease agreement dated August 1, 1999 between Johnson Engineering Corporation and Computer Extension Systems, Inc.

(9) Property located at 620 Magellan Dr., Cape Canaveral, FL under a lease between Spacehab, Incorporated and the Canaveral Port Authority. Spacehab, Incorporated originally occupied this property under a Sublease with Eastern American Teak Corporation, dated April 9, 1991. In August of 1997, the Canaveral Port Authority consented to the assignment of that Sublease from Eastern American Teak Corporation to Spacehab, Incorporated.


                                    Sch.-24

                                  Schedule 5.18
                                  -------------

                          Interested party transactions

                 (for officers, directors, 5 % percent holders;
                     involving amounts in excess of $60,000,
                  except for employment, severance and similar)

(1) On January 15, 1999, the Compensation Committee of the Board of Directors of the Company revised the terms of employment for the Company's Chairman and Chief Executive Officer, Shelley A. Harrison. The revised terms are set forth in the Amended and Restated Employment and Non-Interference Agreement, dated January 15, 1999 between the Company and Dr. Harrison and in the Consulting Agreement dated January 15, 1999 between the Company and Dr. Harrison.

(2) On January 15, 1999, the Compensation Committee of the Board of Directors of the Company approved a revision to the terms of employment for the Company's President, David Rossi. Upon the successful completion of a transaction constituting a change in control of the Company, Mr. Rossi will be entitled to receive a special bonus consisting of a lump sum payment equal to three times the highest of the last three annual bonuses paid to Mr. Rossi. This bonus shall be in addition to, and shall not reduce in any way, the other payments and benefits to which Mr. Rossi may become entitled under any other agreement, plan or otherwise.


                                    Sch.-25